Exhibit 99.1

                                        Contacts:

                                        Carol Sanger - Media
                                        513/579-7764

                                        Susan Robinson - Investor
                                        513/579-7780

FOR IMMEDIATE RELEASE

              FEDERATED ANNOUNCES PROPOSED NOTE OFFERING

     CINCINNATI, OHIO, September 27, 1995 -- Federated Department Stores, Inc. (NYSE:FD) announced today that it intends to effect an underwritten public offering of $400.0 million aggregate principal amount of senior notes. The company expects to use the net proceeds of the offering to prepay the entire $307.4 million aggregate principal amount of the company's senior convertible discount notes due 2004, as well as for other general corporate purposes, which may include expenditures related to Federated's pending acquisition of Broadway Stores, Inc.

     The contemplated prepayment of the company's senior convertible discount notes, with an interest rate of 9.72 percent, is subject to various future events and there can be no assurance that such prepayment will be effected. If the senior convertible discount notes are to be prepaid, notice will be given in accordance with the instruments under which the notes were issued.

     Federated's senior notes will be offered only by means of a written prospectus, copies of which will be obtainable from Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.

     With corporate offices in Cincinnati and New York, Federated is one of the nation's leading department store retailers, with annual sales of more than $14 billion.

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